Exhibit 99.1

Press Release	For Further Information: R. Troy Dewar, CFA Director, Investor Relations (203) 740-5610 tdewar@photronics.com

Photronics Reports Third Quarter Fiscal 2016 Results

BROOKFIELD, CT—(Marketwired  – August 18, 2016) —

•	Third quarter sales were $123.2 million, slightly higher sequentially and down 6% compared with last year

•	Net income was $8.1 million ($0.12 per diluted share)

•	FPD sales increased 14% year-over-year, high-end FPD sales were up 20%

•	Net cash improved $99 million sequentially with payment received from former joint venture partner, providing additional financial strength and flexibility to fund growth

•	Fourth quarter 2016 guidance: sales between $118 and $128 million; diluted EPS between $0.09 and $0.17

Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported financial results for fiscal 2016 third quarter ended July 31, 2016.

Third quarter sales were $123.2 million, slightly higher than the previous quarter and down 6% compared with last year. Sales of flat panel display (FPD) photomasks were $31.5 million, up 14% compared with last year and down 2% sequentially, while sales of integrated circuits (IC) photomasks were $91.7 million, down 12% from the same period last year and up 1% from last quarter. Net income attributable to Photronics, Inc. shareholders was $8.1 million ($0.12 per diluted share), compared with $12.1 million ($0.17 per diluted share), for the third quarter of 2015.

"As expected, FPD achieved solid results during the third quarter, and our manufacturing capacity remained sold out,” said Peter Kirlin, chief executive officer. “On the IC side, high-end was down due to memory demand headwinds, slightly offset by a strengthening logic market in Asia. Operating margin was flat, with a decrease in net income due to higher tax expense and greater minority interest as a result of higher profits from our Taiwan joint venture. Cash generated from operating activities plus the payment from Micron drove net cash $99 million higher. We have strategic growth plans to drive future performance, including the $40 million FPD investment for 2017, and are very well positioned to continue to invest in profitable growth opportunities."

Year-to-date Results

Year-to-date sales were $376.1 million, down 2% compared with last year. Sales of IC photomasks were down 9%, while sales of FPD photomasks increased 28%. Net income attributable to Photronics, Inc. shareholders was $40.9 million ($0.56 per diluted share), compared with $26.0 million ($0.37 per diluted share) in 2015. Non-GAAP net income attributable to Photronics, Inc. shareholders was $29.2 million ($0.41 per diluted share), compared with $26.9 million ($0.39 per diluted share) in 2015.

Fourth Quarter 2016 Guidance

Kirlin continued, “We see incrementally improving market trends going into the fourth quarter for high-end logic IC and mainstream IC. High-end memory will likely be level with third quarter results. FPD will take a brief pause as one of our largest customers retools a factory from LCD to OLED.” For the fourth quarter of 2016, Photronics expects revenues to be between $118 million and $128 million and net income attributable to Photronics, Inc. shareholders to be between $0.09 and $0.17 per diluted share.

Non-GAAP Financial Measures

Non-GAAP net income attributable to Photronics, Inc. shareholders and non-GAAP earnings per share are "non-GAAP financial measures," as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies. The attached financial supplement reconciles non-GAAP financial information with Photronics, Inc.'s financial results under GAAP. Photronics, Inc. believes that non-GAAP net income attributable to Photronics, Inc. shareholders and non-GAAP earnings per share that exclude certain non-cash or non-recurring income or expense items are useful for analysts and investors to evaluate Photronics, Inc.'s future on-going performance because they enable a more meaningful comparison of Photronics, Inc.'s projected earnings and performance with its historical results of prior periods. These non-GAAP metrics, in particular non-GAAP net income attributable to Photronics, Inc. shareholders and non-GAAP earnings per share, are not intended to represent funds available for Photronics, Inc.'s discretionary use and are not intended to represent, or be used as a substitute for, operating income, net income or cash flows from operations data as measured under GAAP. The items excluded from these non-GAAP metrics, but included in the calculation of their closest GAAP equivalent, are significant components of the consolidated statements of operations and must be considered in performing a comprehensive assessment of overall financial performance. Non-GAAP financial information is adjusted for the following items:

•	Net, non-recurring tax benefit related to the recognition of certain tax benefits in Taiwan in fiscal 2016

•	Non-recurring net gain on sale of investment in fiscal 2016

•	Financing expenses in fiscal 2015 related to the exchange of convertible senior notes

The presentation of this financial information should not be considered in isolation from, or as a substitute for the financial information prepared and presented in accordance with accounting principles generally accepted in the United States. The attached financial supplement reconciles non-GAAP financial information with Photronics, Inc.'s financial results under GAAP.

Conference Call

A conference call with investors and the media to discuss these results is scheduled for 8:30 a.m. Eastern time on Thursday, August 18, 2016. The call can be accessed by logging onto Photronics' web site at www.photronics.com.  The live dial-in number is (877) 377-7095 or (408) 774-4601 outside of the United States and Canada. The call will be archived on Photronics’ web site for instant replay access.

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About Photronics

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. These forward-looking statements generally can be identified by phrases such as “believes”, “expects”, “anticipates”, “plans”, “projects”, and similar expressions.  Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.